Exhibit 10.30

Execution Version

Amendment No. 3

to

Employment Agreement

This Amendment No. 3 (the “Amendment”) to the Employment Agreement, dated November 1, 1994, as amended on May 12, 1995 and November 8, 2004 (the “Agreement”), between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the “Company”) and Joshua S. Boger (the “Executive”) is entered into by the parties on December 30, 2008.  The parties hereby agree that the Agreement shall be amended as follows:

1.             Section 6.4 of the Agreement shall be amended to add the following words at the end of the first sentence of such Section:

“, payable in a lump sum within ten (10) business days after the effective date of termination.”

2.             Section 7.1.4 of the Agreement shall be amended by adding the following at the end of such Section:

“The parties intend that continued health coverage under the Company’s plans shall not constitute a ‘deferral of compensation’ under Treas. Reg. Section 1.409A-1(b) during the period the Executive would be entitled to continuation coverage under COBRA (typically 18 months) and that any continued life, disability and accident coverage shall not constitute a ‘deferral of compensation’ during any period in which such continued coverage qualifies as a ‘limited payment’ of an ‘in kind’ benefit under Treas. Reg. Section 1.409A-1(b)(9)(v)(C) and (D).  Any portion of the continued life, disability, accident and health coverage that is subject to Section 409A of the Code is intended to qualify as a ‘reimbursement or in-kind benefit plan’ under Treas. Reg. Section 1.409A-3(i)(1)(iv).  In no event shall the amount that the Company pays for any such benefit in any one year affect the amount that it will pay in any other year, and in no event shall the benefits described in this paragraph be subject to liquidation or exchange. If the Company reimburses the Executive for the amount of any benefit under this Section 7.1.4, such reimbursement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. Notwithstanding the foregoing, if the Executive is a ‘specified employee’ (as defined in Section 12) as of the date of the Executive’s termination of employment, no such life, disability or accident benefits that are not excludable from the income of the Executive and that are, in the aggregate, in excess of the then current dollar limit set forth in Section 402(g)(1)(B) of the Code shall be payable during the first six (6) months after such Executive’s termination of employment. To the extent that amounts would otherwise have been payable during such six month period in excess of such limit, the excess amount shall be payable on the first day following the end of the six-month period after the Executive’s termination of employment. The Executive shall have the right during such six-month period to pay any unpaid part of the premiums on such benefits at the Executive’s own expense in order for the Executive to keep such benefits in force.”

3.             Section 7.1.6 of the Agreement shall be amended by adding the following at the end of the last sentence of such Section:

“, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive remits the related taxes.”

4.             Section 11.5.1 of the Agreement shall be amended by deleting the second sentence of such Section in its entirety.

5.             A new Section 12 shall be added, which shall state in its entirety as follows:

“12.         409A.

Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Reg. §1.409A-2(b)(2).  If the Executive is a ‘specified employee’ as defined in Treasury Reg. §1.409A-1(i), the commencement of the delivery of any such payments that constitute nonqualified deferred compensation payable upon a ‘separation from service’ under Section 409A(a)(2)(A)(i) of the Code (determined after applying the presumptions set forth in Treasury Reg. §1.409A-1(h)(1)) will be delayed until the later of (i) the first business day that is more than six months after the employment termination date and (ii) the date such payments would otherwise be payable hereunder. The determination of whether, and the extent to which, any of the payments to be made to the Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions, including those set forth under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. §1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the employment termination date occurs. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment is terminated, determined after applying the presumptions set forth in Treasury Reg. §1.409A-1(h)(1)), the payment of any non-qualified deferred compensation will be further delayed until the later of (i) date the first business day that is more than six months after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and (ii) the date such payments would otherwise be payable hereunder.”

6.             As so amended, the Agreement shall remain in full force and effect.

7.             This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ Valerie L. Andrews
Valerie L. Andrews
Vice President and Deputy General Counsel

/s/ Joshua S. Boger
Joshua S. Boger
President and Chief Executive Officer